Exhibit 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

September 30, 2005

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

Ladies and Gentlemen:

This opinion is being furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus (each a “Prospectus Supplement”). The Prospectus, as supplemented by the various Prospectus Supplements, will provide for the issuance and sale by the Company from time to time of up to $100,000,000 aggregate offering price of shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (“Common Stock”). This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates and documents, and have made such other and further legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company.

The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that when the issuance and the terms of the sale of the Shares have been duly authorized by the board of directors of the Company in conformity with its articles of organization, and such Shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

Oscient Pharmaceuticals Corporation	- 2 -	September 30, 2005

In rendering this opinion, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a Prospectus Supplement will have been prepared and filed with the Commission describing the Shares and such Shares will have been issued and sold in accordance with the terms of such Prospectus Supplement; (ii) a definitive purchase, underwriting or similar agreement with respect to such Shares will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Shares will be duly authorized by all necessary corporate action by the Company; and (iv) the Company has reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Shares pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Very truly yours,

/s/ Ropes & Gray LLP

ROPES & GRAY LLP